EXHIBIT 5
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                                                               February 24, 2000


The Publishing Company of North America, Inc.
186 PCNA Parkway
Lake Helen, FL 32744
Attention:  Mr. Peter S. Balise, President

         RE:   THE PUBLISHING COMPANY OF NORTH AMERICA, INC./FORM S-3
               CORRESPONDENCE


Dear Mr. Balise:

         You have advised us that The Publishing Company of North America, Inc. (the "Company") is filing with the United States Securities and Exchange Commission Amendment No. 3 of its Registration Statement on Form S-3 with respect to 225,000 shares of Common Stock, no par value, issuable upon the exercise of warrants issued to InterWest Associates.

         In connection with the filing of this Registration Statement amendment, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company's shares of Common Stock as are presently outstanding; and
(ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

         You have advised us that as of February 24, 2000, the Company's authorized capital consists of 15,000,000 shares of Common Stock, no par value per share, of which 3,433,020 shares of Common Stock are issued and outstanding and an additional 790,513 shares of Common Stock have been authorized , sold and paid for but not yet issued. You have further advised us that the Company has received valid consideration for the issuance of these shares including the 790,513 shares.

         After having examined the Company's amended and restated articles of incorporation, bylaws, minutes, the agreement with InterWest Associates and the documents incorporated by reference in the Prospectus, we are of the opinion that (i) the 3,433,020 shares of Common Stock are, and (ii) the 790,513 shares will be when issued and (iii) the 225,000 shares of Common Stock offered by InterWest Associates will be, when the warrants are exercised according to their terms and valid consideration received, fully paid and nonassessable, duly authorized and validly issued.

         We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                                   Very truly yours,

                                                   /s/ Michael Harris, P.A.
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                                                   MICHAEL HARRIS, P.A.